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                                                                    Exhibit 99.1


                                                                    NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                  August 1, 2006

FOR FURTHER INFORMATION CONTACT:
Anthony J. Caldarone
Chairman, President and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website:  www.caltoninc.com
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               CALTON, INC. ANNOUNCES SALE OF INTERNET SUBSIDIARY

Vero Beach, Florida, August 1, 2006 - Calton, Inc. (OTC.BB: CTON.OB) announced today the sale of its internet subsidiary.

Anthony J. Caldarone, Chairman, President and Chief Executive Officer, stated that on July 31, 2006, Calton, Inc. (the "Company") sold substantially all of the assets of one of its wholly-owned subsidiaries, eCalton.com, Inc. ("eCalton"), to Bray Web Development, Inc. The sale of the assets was made pursuant to an Asset Purchase Agreement dated July 24, 2006. The Company first acquired its eCalton subsidiary in July of 1999.

Gregory A. Bray, the President and a principal of Bray Web Development, Inc., was the Vice President of Operations of eCalton, and all of the former employees of this subsidiary will be retained by the new company.

The purchase price of the eCalton assets was $250,000. In addition, Bray Web Development assumed certain specified liabilities of eCalton. Due to this sale, the Company will no longer be in the business of providing Internet business solutions, website development or design services.

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Certain  information   included  in  this  press  release  and  Company  filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding industry in general, changes in interest rates, the Company's ability to acquire property for development, the impact of severe weather on the Company's homebuilding operations, the effect of governmental regulation on the Company and other factors described from time to time in our filings with the Securities and Exchange Commission.
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